Exhibit 5.1

[WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

May 20, 2002

Netflix, Inc.
970 University Avenue
Los Gatos, California 95032

Re:     Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission (“SEC”) on March 6, 2002 (Registration No. 333-83878), as amended (as such may be further amended or supplemented, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 6,325,000 shares of your Common Stock (the “Shares”). The Shares include 825,000 shares of your Common Stock that may be issued pursuant to an over-allotment option granted to the underwriters of the offering. We understand that the Shares are to be sold to the underwriters of the offering for resale to the public as described in the Registration Statement. As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, including actions of your board of directors and stockholders and instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed, by you in connection with the sale and issuance of the Shares.

It is our opinion that, upon completion of the sale and issuance of the Shares pursuant to and in accordance with the terms of the Registration Statement and the Purchase Agreement by and among you and the underwriters named therein and in accordance with the resolutions adopted by your Board of Directors and the Pricing Committee of your Board of Directors, the Shares will be legally and validly issued, fully paid and nonassessable.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of California and Delaware and the federal laws of the United States.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation